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Exhibit 23



                      Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-49805 and 333-52690) of Rochester Gas and Electric Corporation and in the Registration Statement on Form S-8 (File No 333-22139) of RGS Energy Group, Inc. of our report dated January 24, 2002 relating to the financial statements and financial statement schedule of RGS Energy Group, Inc. and of Rochester Gas and Electric Corporation, which appears in the Rochester Gas and Electric Corporation annual Report on Form 10-K for the year ended December 31, 2001.



/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Rochester, New York
February 19, 2002